Exhibit 99.1

McGraw-Hill Comments on Progress of the Sale of McGraw-Hill Education to Apollo

and Revision to an All-Cash Transaction

NEW YORK— The McGraw-Hill Companies (NYSE: MHP) commented on the launching of bank debt financing to support the previously disclosed purchase by investment funds affiliated with Apollo Global Management, LLC (NYSE: APO) of the McGraw-Hill education business.

“We are pleased with the progress that is being made to secure funding, that the sale of McGraw-Hill Education is now an all-cash deal, and that the transaction is expected to close before the end of this month.”

As part of the transaction, McGraw-Hill will receive an additional $150 million in cash at closing from the investor funds affiliated with Apollo Global Management, in lieu of being issued $250 million in face amount of unsecured notes by a holding company of McGraw-Hill Education.

Upon closing, McGraw-Hill will be renamed McGraw Hill Financial (subject to shareholder approval) and will be a high-growth, high-margin company serving the global capital and commodities markets.

###

Forward-Looking Statements:

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements.  In particular, the sale transaction described is subject to certain risks and uncertainties, including the ability of the buyer to obtain financing, the ability to obtain all required regulatory approvals and the anticipated tax treatment of the sale and related transactions, as well as risks relating to any unforeseen liabilities, losses, declines in economic performance or future prospects.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which can be obtained at its website at http://www.sec.gov.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About The McGraw-Hill Companies:

The McGraw-Hill Companies, a financial intelligence and education company, signed an agreement to sell its McGraw-Hill Education business to investment funds affiliated with Apollo Global Management, LLC in November 2012. Following the sale closing, expected in early 2013, the Company will be renamed McGraw Hill Financial (subject to shareholder approval) and will be a powerhouse in benchmarks, content and analytics for the global capital and commodity markets. The Company's leading brands will include: Standard & Poor's, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL Ltd., J.D. Power and Associates, McGraw-Hill Construction and Aviation Week. The Company will have approximately 17,000 employees in more than 30 countries. Additional information is available at www.mcgraw-hill.com.

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip_merritt@mcgraw-hill.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason_feuchtwanger@mcgraw-hill.com